EXHIBIT 16

February 10, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated February 10, 2004, of Payment Data Systems, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                             /s/ Ernst & Young LLP